FOR IMMEDIATE RELEASE
For Further Information
Contact:  Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203/853-4321


                    TRANS-LUX REPORTS FIRST QUARTER RESULTS

NORWALK, CT, May 15, 2006 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and operator of cinemas, today reported financial results for the first quarter ended March 31, 2006. Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy made the announcement.

First Quarter 2006

Quarterly revenues remained level at $11.6 million. Higher interest rate costs, a non-recurring charge for materials and a continued decrease in equipment rentals and maintenance revenues in the financial services market contributed to a net loss for the first quarter of $1.1 million (-$0.85 per share), compared with a net loss of $422,000 (-$0.33 per share) in the first quarter of 2005.
The Company reported cash flow, as defined by EBITDA, at $1.8 million for the quarter, compared with $2.7 million during the same period in 2005.

"At the end of the first quarter, the Company took additional steps to mitigate losses going forward, including reductions in certain overhead costs and streamlining our field service operations, although the effects of these reductions are not yet reflected in the results," said Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer. "We also continue to evaluate our debt position in light of the 7 1/2% Notes that are due December 1, 2006."

Entertainment/Real Estate

The Entertainment/Real Estate division continued to produce positive results. Box office results during the first quarter remained level, while total revenues for the Entertainment/Real Estate

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Trans-Lux / 2

division increased slightly over the same period last year. Top grossing films included The Pink Panther, Eight Below, The Hills Have Eyes and Curious George. King Kong and The Chronicles of Narnia: The Lion, the Witch and the Wardrobe, both fourth-quarter 2005 releases, continued to have substantial box office grosses in January. The Company expects that projected blockbusters, such as The Da Vinci Code, X-Men: The Last Stand and Pirates of the Caribbean: Dead Man's Chest will draw more moviegoers to the theatres in the second quarter and through the busy summer season.

Display Division

The Outdoor Display division's joint supplier agreement with a leading provider of display solutions for professional/collegiate sports and commercial markets continued to provide new opportunities for the Company in the first quarter, including a sale to the Yakima Bears minor league baseball facility in Yakima, Washington, for an integrated baseball scoreboard, pitch speed system and video display system. The Outdoor division increased revenue growth during the three-month period, but one-time charges for material and certain engineering costs offset some of the gains. The Company expanded its outsourcing process for LED modules in order to further improve manufacturing efficiency, cut costs and improve profit margins moving forward.

The Indoor Display division successfully secured several notable orders with various financial services companies during the quarter. Such orders included the first two orders for RGB GraphixMax(TM) - a new full color graphics display
- to augment existing Trans-Lux trading display installations at the respective trading facilities of two leading investment services companies in the U.S. However, further disconnects of existing rental installations in that sector continued. Outside of the financial services market, new sales for the Indoor division included an order from Sikorsky Aircraft in Stratford, CT, for LED Jet(R) and GraphixWall(R) displays to be used in conjunction with their employee safety awareness program. The Company received additional orders during the quarter for LED InfoWall(R) and DataWall(R) electronic displays from a major food retailer for a regional rollout program of in-store promotional displays. There were also additional orders for DataWall and VisionWriter(R) displays for pharmacy waiting room applications from a national HMO, as well as displays for various business school classroom applications.

The gaming sector again seems to be in an upswing. In Las Vegas, the Company won a contract from the Bellagio Hotel & Casino for a new electronic race book display system to replace existing

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Trans-Lux / 3

race panels previously installed by a competitor. Trans-Lux also secured an order from Luxor Las Vegas Resort Hotel & Casino for an electronic sports book display system, the ninth MGM Mirage property to install a Trans-Lux system. The Company was also awarded a contract from Ft. Erie Racetrack in Ft. Erie, Ontario, for full-color outdoor RGB LED RainbowWall(R) video displays that will be used to show live racing, odds, results and custom messages.

The Indoor division continued to look internationally for new business. In the first quarter, the Company secured an order for full-color RGB LED RainbowWall(R) video displays for a center-hung scoreboard at Arenata Coliseum, a major sports and entertainment venue in the Philippines.

About Trans-Lux

Trans-Lux is a full-service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States. For more information, please visit our web site at www.trans-lux.com.

(Table of Operations attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.


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Trans-Lux / 4

                             TRANS-LUX CORPORATION

                             RESULTS OF OPERATIONS
                                  (Unaudited)
<CAPTIONS>
                                                 THREE MONTHS ENDED
                                                       MARCH 31
                                                -------------------
(In thousands, except per share data)              2006        2005
                                                -------------------
Revenues                                        $11,610     $11,649

Net loss                                         (1,073)       (422)

Calculation of EBITDA - add:
  Interest expense, net                           1,063         946
  Provision (benefit) for income taxes             (572)       (262)
  Depreciation and amortization                   2,371       2,396
                                                -------------------
EBITDA (1)                                      $ 1,789     $ 2,658
                                                ===================
Loss per share - basic                          $ (0.85)    $ (0.33)


Average common shares outstanding - basic         1,260       1,261



(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.
